  EXHIBIT 99.1

United States Antimony Corporation Announces

Expansion Plans at its active Antimony

Smelter located in Thompson Falls, Montana

“The Critical Minerals and ZEO Company”

DALLAS, TX / ACCESS Newswire / April 30, 2025 – United States Antimony Corporation (“USAC,” “U.S. Antimony,” or the “Company”), (NYSE: UAMY), announced today the completion of a lengthy review of its expansion plans at the only operating antimony smelter in the United States. The Company has executed definitive contract(s) with WSP USA Inc. (“WSP”) to complete engineering and construction services that would significantly expand its smelting operations located in Thompson Falls, MT. This new working relationship for these services is complimentary to USAC’s existing internal antimony processing knowledge and experience. Combined with WSP’s overall metals processing and environmental experience, the company has put together a first-rate team. The total capital expenditure budget is estimated to be less than $15 Million which would expand the capacity of Thompson Falls to over 300 standard tons per month of production output (six times the current production capacity), and all completed before the end of calendar year 2025. At the same time, existing smelting operations will not be impeded. We believe the aggressive schedule is both achievable and greatly needed for the security of our country’s supply chain.

Commenting on the Thompson Falls antimony smelting expansion efforts announced today, Mr. Gary C. Evans, Chairman & CEO of US Antimony stated, “Over the last few months, management has been looking tirelessly at all options available to it regarding how to expand this facility with the understanding that we have a limited footprint on the property we own. Additionally, due to the limitations caused by difficult terrain around the perimeter of the property, our growth plans are constrained. We entertained conversations and bids from a number of different engineering and general contracting firms experienced in our business. We chose WSP due to their size, their significant local presence in the State of Montana, and their broad capability to handle all required parts of our expansion plans. Combined with the start-up of our Madero Smelter located in Mexico over a week ago, and this expanded thru-put capacity announced today in Montana, we are well along our way of achieving the stated goal of reaching 500 tons per month of production capacity by year-end at US Antimony Corporation.”

Mr. Randy Huffsmith, P.E., BCEE of WSP commented on today’s announcement, “WSP is pleased to offer our expertise in support of US Antimony’s plans to expand and upgrade its existing processing facility located at Thompson Falls, Montana. We acknowledge the critical importance of enhancing production capacity while maintaining our industry standard of environmental compliance and operational efficiency. As a global leader in engineering and professional services, WSP has a mining team of over 5,200 dedicated professionals that bring unparalleled expertise to every project we undertake. We are excited about this opportunity to partner with US Antimony on these expansion plans with our experienced Montana team.”

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About WSP USA Inc:

As one of the world's leading professional service firms, WSP brings clarity and vision to complex challenges by working with and advising governments and private-sector clients on key aspects of earth sciences and environmental sustainability. With the recent acquisitions of the Environment & Infrastructure business (E&I) of John Wood plc. and Golder, we have built the largest environmental practice in the world. Our over 23,000 environmental professionals provide specialized services to clients in some of the most highly regulated industries, including mining, oil and gas, energy, industrial, property and buildings, water and transportation. They advise on matters ranging from clean air, water and land, to biodiversity, green energy solutions, climate change and Environmental, Social and Governance (ESG) issues. From design, permitting, planning and operations, to decommissioning and asset remediation, our environmental professionals are ready to support you through the entire lifecycle of your projects.

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," “U.S. Antimony,” the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S. and Canada. The Company processes third party ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its ZEO facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. The Company acquired mining claims and leases located in Alaska and Ontario, Canada and leased a metals concentration facility in Montana in 2024 that could expand its operations as well as its product offerings.

Forward-Looking Statements:

Readers should note that, in addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs concerning future developments and their potential effects on the Company including matters related to the Company's operations, pending contracts and future revenues, financial performance and profitability, ability to execute on its increased production and installation schedules for planned capital expenditures, and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-K and Form 10-Q with the Securities and Exchange Commission.

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Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "pro forma," and other similar words and expressions. Forward- looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in the forward-looking statements and future results could differ materially from historical performance.

Contact:

United States Antimony Corp.

4438 W. Lover’s Lane, Unit 100

Dallas, TX 75209

Jonathan Miller, VP, Investor Relations

E-Mail:  Jmiller@usantimony.com

Phone: 406-606-4117

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